UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 11, 2010

LEGACY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware State of Other Jurisdiction of Incorporation	000-51525 Commission File Number	20-3135053 I.R.S. Employer Identification Number
99 North Street, Pittsfield, Massachusetts 01201
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (413) 443-4421
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
As previously announced on April 19, 2010, Steven F. Pierce will retire as Director, Executive Vice President and Chief Lending Officer of Legacy Banks (the “Bank”), a wholly-owned subsidiary of Legacy Bancorp, Inc. effective June 30, 2010. Mr. Pierce has been employed with the Bank or its predecessors since November 1973 and has held various positions overseeing consumer and residential mortgage lending as well as commercial lending.
Separation Agreement
The Company, the Bank and Mr. Pierce have entered into a Separation Agreement and General Release dated as of May 11, 2010 (the “Separation Agreement”) pursuant to which Mr. Pierce will receive cash compensation equal to $94,150 on or about June 30, 2010 and a payment equal to $60,000 on or about January 1, 2011, representing approximately 50% of Mr. Pierce’s future health care costs if he were to maintain comparable coverage up to age 65.
The Separation Agreement is filed as Exhibit 10.1 to this Form 8-K and the foregoing summary description of such agreement is qualified in its entirety by reference to the complete text of such agreement.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As stated in tem 1.01 above, and as previously announced on April 19, 2010, Steven F. Pierce will retire as Director, Executive Vice President and Chief Lending Officer of Legacy Banks (the “Bank”), a wholly-owned subsidiary of Legacy Bancorp, Inc. effective June 30, 2010.

ITEM 9.01	Financial Statements And Exhibits

Exhibit No. 10.1-	Separation Agreement dated as of May 11, 2010 by and between Legacy Bancorp, Inc., Legacy Banks and Steve F. Pierce

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGACY BANCORP, INC.

Date: May 11, 2010	By:	/s/ J. Williar Dunlaevy
J. Williar Dunlaevy
Chairman and Chief Executive Officer